EXHIBIT 99.1

Contact:

Phil Cooper	Jim Buckley
Executive Vice President, CFO	Executive Vice President
Charles River Associates Incorporated	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CHARLES RIVER ASSOCIATES ANNOUNCES THE COMPLETION OF THE SALE OF CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

BOSTON — July 1, 2004 — Charles River Associates Incorporated (NASDAQ: CRAI) announced today that it has completed its previously announced private offering of 2.875% convertible senior subordinated debentures due 2034 pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  On June 21, 2004, CRA issued $75 million in principal amount of the debentures and on July 1, 2004, CRA issued an additional $15 million in principal amount of the debentures pursuant to the full exercise by the initial purchasers of their option to purchase additional debentures.

CRA used approximately $20 million of the net proceeds from this offering to repurchase 622,200 shares of its common stock concurrently with the initial placement of the debentures and $39.6 million to repay amounts outstanding under its bank line of credit.  CRA intends to use the remaining net proceeds for working capital, general corporate purposes, and potentially for future acquisitions.

The debentures are convertible into shares of common stock at an initial conversion price of $40.00 per share (equivalent to an initial conversion rate of 25.00 shares of common stock per $1,000 principal amount of debentures):  if the debentures have been called for redemption by CRA;  upon the occurrence of specified corporate transactions;  or during any fiscal quarter commencing after September 3, 2004 and before February 16, 2029, if the last reported sale price of CRA’s common stock is greater than or equal to $50.00 per share (subject to customary antidilution adjustments) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;  and such other circumstances as described in the indenture governing the debentures.

CRA may, under certain circumstances, settle all or a portion of the conversion of the debentures in cash in lieu of shares of CRA common stock provided that in no case shall the amount in cash

CRA delivers exceed $1,000 per $1,000 principal amount of debentures converted, in which case any excess shall be paid in shares of CRA common stock.

CRA may elect to redeem all or any portion of the debentures on or after June 20, 2011 at a repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest.  CRA may be required to repurchase all or any portion of the debentures, at the option of the holders, on June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029 and upon certain specified fundamental changes, at a price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest.  Upon a fundamental change involving a change of control of CRA, CRA may also be required to pay a make-whole premium to the holders of debentures who elect to require CRA to repurchase or convert debentures.

The debentures offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Statements in this news release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These include statements regarding CRA’s intended uses of the proceeds of the offering.  Information contained in these forward-looking statements is inherently uncertain, and actual events may differ materially.  Information on factors that could affect the outcome of these forward-looking statements is included in CRA’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 28, 2004, as amended on June 30, 2004, and in other filings made by CRA with the Securities and Exchange Commission from time to time.  CRA assumes no obligation and undertakes no duty to update its forward-looking statements to reflect new information or developments.